UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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INTERNATIONAL BANCSHARES CORPORATION
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April 17, 2020

My Fellow Shareholders:

         Once again, we are preparing for our Annual Shareholders' Meeting on Monday, May 18, 2020, at 5:00 PM. Hopefully, we will be able to hold our Annual Shareholders' Meeting in person, we encourage everyone to arrive no later than 4:30 p.m. to avoid delays. Subject to change as discussed in this letter below, the meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. In 2016, we celebrated our 50th anniversary and vowed to continue working hard to achieve another successful 50 years. Without a doubt, 2019 set a new standard for success which I look forward to reporting to you at the meeting.

         In preparation for the meeting, I'm enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.

         IBC continues to achieve some of the best returns in its history coming off a 2018 year that broke all records. We continued to maintain our focus on revenue performance and cost controls and with the substantial lift from the federal tax cut, IBC delivered exceptional profits. As we move forward, excellence must continue to be the objective to sustain our record of being a high-performance bank. You have my commitment to keep that focus.

	2019	2018
Net Income	$205,104,000	$215,931,000
Total Assets	$12,112,894,000	$11,871,952,000
Return on Your Shareholders' Equity	9.97%	11.22%
Book Value of Each of Your Common Shares	$33.37	$31.33
Basic Earnings per Share—Adjusted for Dividends	$3.13	$3.27

         As I write this letter, the world is immersed in dealing with all the challenges created by COVID-19. The health of the nation is at risk and clearly the economy is being damaged by all the actions mandated by government. Basically, business in America is at a vital standstill. My hope is that the virus will be arrested, and the people will be able to emerge safely from their homes and start generating economic activity. The consumer represents 70% of the economy and if the consumer is not engaged, the economy doesn't perform and grow. By the time we meet, I hope I can report that our economy is on the mend and the future is looking positive.

         On March 16, 2020, your Board of Directors approved a fifty-five cents ($.55) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on April 1, 2020. By now you should have received your cash dividend, which we paid earlier to you on April 3, 2020. Your Board decided to pay the cash dividend earlier in an effort to help you financially manage through these troubled times. To improve our dividend payment process, we urge you to select direct deposit to receive your cash dividend.

         At the present moment, your health, safety, and wellbeing are among my top priorities. Although we intend to hold our Annual Shareholders' Meeting in person in Laredo as set forth above, we are actively monitoring developments to the COVID-19 outbreak. We remain both sensitive to the public health and travel concerns of our shareholders and vigilant to our compliance with the government regulations that have been and may yet be imposed. In the event that it becomes necessary or advisable to change the date, time, location, or means of our Annual Shareholders' Meeting, we will announce that fact and alternative arrangements for the meeting as promptly as practicable. Such alternatives may include hosting the meeting at a different location, postponing the meeting to a later date or time, or conducting the meeting by remote or "hybrid" communication means, for example, by live webcast, teleconference, or other virtual-meeting methods. Logistical details of alternative meeting arrangements, including, if applicable, instructions for shareholders regarding their remote access of, participation in, and vote at a virtual meeting, will be issued by press release, filed as additional proxy material with the Securities and Exchange Commission (SEC), and posted on the Investors tab of our website at https://www.ibc.com/investors. As always, we encourage you to vote your shares prior to the meeting by completing, signing, and returning the Proxy Card.

         If you are planning to attend our Annual Shareholders' Meeting, please check our public filings with the SEC and our website prior to the meeting date for the most updated information based on the continued threat from COVID-19. Subject to the potential changes detailed above, we plan on having a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the meeting will begin promptly at 5:00 pm and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.

Sincerely yours,

Dennis E. Nixon President

Enclosures